As filed with the Securities and Exchange Commission on May 28, 2003
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

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                Rule 14a-6(e)(2))
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      |X|       Soliciting Material Pursuant to Rule 14a-12


                             HERCULES INCORPORATED
               (Name of Registrant as Specified in Its Charter)

              Hercules Shareholders' Committee for New Management
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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            THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                      17 State Street, New York, NY 10004


                                                                  May 27, 2003

Mr. Mario Gabelli
Gabelli Asset Management
401 Theodore Fremd Avenue
Rye, NY  10580


Dear Mario:


         I am in receipt of a copy of your May 27th letter to Dr. Joyce.

         As to your first point, our minority directors, myself, and indeed the entire Hercules Shareholders' Committee for New Management could not be more opposed to Hercules' poison pill. We took precisely that position in the 2001 proxy contest, and I am enclosing excerpts from our 2001 Proxy Statement which articulate our position in greater detail. Since our four minority directors were elected to the Hercules Board in June, 2001, we attempted to have the Board first rescind, and then modify, the poison pill, and even our ultimate watered-down proposal to increase the trigger point to 15% was defeated by a 7-6 vote, with Dr. Joyce casting the deciding vote in favor of retention of the pill without change.

         Incidentally, at the time of the vote, Joyce indicated that he would only consider a change in the poison pill threshold to 15% should the minority directors agree not to contest the reelection of himself and his fellow majority directors at the 2002 Annual Meeting, which I think you will agree was inappropriate for obvious reasons. Parenthetically, in casting the deciding vote against the proposal, you should know that, Dr. Joyce reported to the Board, incredibly enough, his intention at the same time to solicit other Hercules shareholders with the same proposition - namely, that he would consider supporting changes to the poison pill only in return for assurances of support in connection with his candidacy for election at the 2002 Annual Meeting!

         I am enclosing excerpts from our 2003 Preliminary Proxy Statement which recount our efforts in this regard and the fact that rescission of the poison pill is one of the Committee's proposed courses of action should its nominees be elected in this year's proxy contest. Finally, Mario, we only asked you to withdraw your proposal because of the fact that it is non-binding on the Board, the Hercules Board has a history of disregarding shareholder resolutions regarding the poison pill, and that under the circumstances the proposal as it stands could serve in our view as an unnecessary distraction in the proxy contest.

         We are not only in total agreement with your position on this, but we propose to go one step further. The Hercules Board is scheduled to meet in the very near term, and, in view of your initiative, the minority directors intend at that time to try once more by proposing that the Board redeem the pill. Obviously, if you can get Joyce and his majority directors to withdraw their previous opposition, that would be of great benefit to all Hercules shareholders.

         On your second point, I would certainly be willing to participate in a debate with Dr. Joyce, which you would moderate, regarding Hercules and the Company's future direction.

         Thank you for your interest in these matters and all the best.

                                        Sincerely,

                                        /s/ Samuel J. Heyman




SJH:kjc
cc:  Dr. William H. Joyce
enclosures



                            ADDITIONAL INFORMATION

International Specialty Products Inc., Samuel J. Heyman, Raymond S. Troubh, Sunil Kumar, Gloria Schaffer, Harry Fields, Anthony T. Kronman, Vincent Tese and Gerald Tsai, Jr. and certain other persons may be deemed participants in the solicitation of proxies from the shareholders of Hercules Incorporated ("Hercules") in connection with Hercules' 2003 Annual Meeting of Shareholders Information concerning such participants is available in the Hercules Shareholders' Committee for New Management's (the "Committee") revised preliminary proxy statement on Schedule 14A (the "Preliminary Proxy Statement") filed by the Committee with the Securities and Exchange Commission (the "SEC") on May 15, 2003.

SHAREHOLDERS OF HERCULES ARE ADVISED TO READ THE COMMITTEE'S DEFINITIVE PROXY STATEMENT (THE "DEFINITIVE PROXY STATEMENT") IN CONNECTION WITH THE COMMITTEE'SSOLICITATION OF PROXIES FROM HERCULES SHAREHOLDERS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders of Hercules and other interested parties may obtain, free of charge, copies of the Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and any other documents filed by the Committee with the SEC, at the SEC's Internet website at www.sec.gov. The Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and these other documents may also be obtained free of charge by contacting Georgeson Shareholder Communications Inc., the firm assisting the Committee in the solicitation of proxies, toll-free at 1-866-288-2190.

     [EXCERPT FROM REVISED PRELIMINARY PROXY STATEMENT OF THE COMMITTEE,
                             FILED MAY 15, 2003]

management's poor business judgment was in no small measure responsible for the Company's almost $570 million pension fiasco.

         The Committee's four director-nominees, if elected, will, when combined with our four minority directors, constitute a majority of the Board and will be in a position to not only avoid the mistakes of the past but cause the Hercules Board to take positive actions designed to increase shareholder value, such as:

o Focus on the "hands-on" management of Hercules' businesses and successful, bottom-line operating and growth strategies, both short and long term, and strengthen the Hercules management team. We intend to elect a new, highly qualified, full-time, "roll up your sleeves" Chief Executive committed to the turnaround of the Company's businesses, who will reside in the Wilmington area and whose compensation will be designed to closely align his or her interests with those of Hercules shareholders. Finally, we will devote high-level attention to not only the turnaround of Hercules' operating businesses but also the management of the Company's critical, non-operating issues, such as the minimization of its pension exposure.

o Remove or substantially modify the Company's poison pill, which prevented Hercules shareholders, in October 2000, from accepting ISP's $17.50 per share offer for 25 million shares - thereby costing Hercules shareholders more than $190 million.(5)

o Recommend that shareholders remove a Hercules election Bylaw, which the Company claims requires the affirmative vote of the holders of a majority of all outstanding shares for the election of directors (the "Bylaw Vote Provision"). As further detailed in the Section below captioned "JOYCE AND THE HERCULES BOARD REFUSE TO NULLIFY A COMPANY BYLAW THAT DISENFRANCHISES ITS SHAREHOLDERS", the Bylaw Vote Provision, in the Committee's view, disenfranchises shareholders, is highly unusual (virtually all companies provide for a plurality vote in the election of directors), and is inconsistent with good corporate governance. Moreover, the Committee believes that the Bylaw Vote Provision can have the effect of entrenching the current Board of Directors, because if no nominee receives a majority vote of the outstanding Shares, the incumbent directors would remain in place as "holdover" directors.


                 UNDER JOYCE, THE COMPANY'S PERFORMANCE IN OUR
                      OPINION HAS GONE FROM BAD TO WORSE


         When measured by virtually any financial yardstick, the Company's record in recent years under Joyce and his predecessors, has, in our opinion, been disastrous.

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(5)  Cost to Hercules shareholders calculated on the basis of $17.50 per share less the Company's stock price of $9.75 per share, as of May 14, 2003.

these committees.(13) When the minority members protested that they were the only Hercules directors with a real mandate from the Company's shareholders, they were told that this was the way committee assignments were made at Hercules and that Board members had to, in words to the effect, "work their way up" to qualify for major committee assignments. Parenthetically, Lipton and Kennedy, who were elected to the Board after the four minority directors, were appointed shortly thereafter to the Audit and Compensation Committees - so much for the Hercules seniority system!

   HERCULES' POISON PILL COSTS HERCULES SHAREHOLDERS MORE THAN $190 MILLION


         In October 2000, in order to increase its investment in the Company, ISP proposed a tender offer to all Hercules shareholders to purchase 25 million additional shares of Hercules stock for $17.50 per share in cash. However, because of the Company's poison pill, its offer required Board consent. Despite repeated requests that Hercules permit it to proceed, the Board refused to do so - thereby costing Hercules shareholders more than $190 million.

         You should know that the Hercules poison pill, with its unusually low 10% trigger point, was adopted in August, 2000, less than two weeks after ISP publicly reported acquiring 9.9% of Hercules shares, notwithstanding the fact that Hercules shareholders in the past had voiced strong opposition to the poison pill.(14) In 1991, a non-binding proposal to redeem Hercules' then-existing poison pill, or submit it to a shareholder vote, was approved by shareholders. Despite this earlier shareholder vote, the Hercules Board refused to seek shareholder approval for the current pill adopted in 2000.

         Ask yourself whether the poison pill device is in your best interest and whether you need to be "protected" from making your own decision to sell your shares. We believe that it is paramount that YOU have the right to consider for yourself the merits of offers for your shares. Our nominees will advocate that the Board remove, or substantially revise, barriers to offers for your shares so that you can make your own decisions.


               JOYCE AND THE HERCULES BOARD REFUSE TO NULLIFY A
              COMPANY BYLAW THAT DISENFRANCHISES ITS SHAREHOLDERS

         The disregard of Joyce and the Hercules Board for the interests of the Company's shareholders is dramatically demonstrated by their refusal to rescind a Hercules election Bylaw which the Board claims requires an affirmative vote of the holders of a majority of all outstanding shares for the election of directors, instead of the greatest number of votes actually cast at an Annual Meeting (a plurality vote). This means, for example, that if each Committee nominee receives 50 million votes and each incumbent director receives only 10 million votes, the incumbents would retain their seats on the Board because the Committee nominees would not have received a majority vote of approximately 108 million outstanding shares of Hercules common stock.


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(13)  At a later time, one of our minority directors received major committee assignments, although the three other minority directors still have not.

(14) According to an Investor Responsibility Research Center study of more than 2,000 companies with poison pills, only 6% have triggers as low as 10%.

              [EXCERPT FROM ISP'S DEFINITIVE PROXY STATEMENT FOR
                HERCULES' 2001 ANNUAL MEETING OF SHAREHOLDERS]

                         REASONS FOR OUR SOLICITATION

         We are the largest stockholder of the Company. As the owner of more than 10.7 million shares of Hercules common stock, we have an investment of $150 million at stake. Our interests are clearly aligned with yours. We want to maximize value for all Hercules stockholders. Our four nominees for directorships are committed, subject to their fiduciary duties if elected, to urge the Hercules Board to:

     o bring about the sale or merger of the Company, in the most timely, effective and efficient manner possible;

     o remove barriers to offers for your shares, so that you can make your own decisions; and

     o reverse the Company's position with regard to a Hercules Bylaw which it claims requires the affirmative vote of the holders of a majority of all outstanding shares for the election of directors.

Our nominees, if elected, will not constitute a majority of the Board. As a result, our nominees will not be in a position by themselves to cause the Hercules Board to take the foregoing actions. However, we believe that the election of our nominees will send a clear message to the remaining incumbent directors that these actions are necessary and in the best interest of Hercules stockholders.

        THE COMPANY'S PERFORMANCE OVER THE LAST FIVE YEARS HAS, IN OUR
                  OPINION, BEEN DISASTROUS FOR STOCKHOLDERS

         When measured by virtually any financial yardstick, Hercules' performance over the last five years, has, in our opinion, been disastrous for the Company's stockholders. Consider the following:

     o Hercules' stock price in the last five years has lost nearly 80% of its value since reaching its high of $66.25 on March 19, 1996, wiping out more than $5.5 billion in stockholder value, notwithstanding one of the greatest bull markets in the history of the American stock market;

     o Based on total return to shareholders over the past five years, Hercules was recently ranked by The Wall Street Journal (February 26,
         2001) as 6th worst out of 1,000 major public companies;

     o Hercules first cut and then totally eliminated your dividend last year despite earlier assurances that the dividend would be maintained;

     o Hercules' $3.1 billion acquisition of BetzDearborn in 1998 has been characterized by Paul Leming, an ING Barings security analyst, as "one of the worst acquisitions in the history of the chemical industry" (July 18, 2000);

     o You should know that all eight of the current incumbent Hercules directors who served on the Hercules Board at the time of the BetzDearborn acquisition in 1998 voted to approve the transaction. Three of the other current Hercules directors are former BetzDearborn directors;

     o As a result of the BetzDearborn acquisition and the poor operating performance of Hercules' businesses since that time, the Company's debt, including preferred stock, has increased eleven-fold over the last five years - from less than $300 million, at the end of 1995, to approximately $3.2 billion, at the end of 2000. During that period of time, Hercules' debt ratings have been reduced (six grade levels by Moody's and seven at Standard and Poor's) to non-investment grade - thereby severely impacting the Company's borrowing costs;

     o Leslie Ravitz, a chemicals industry security analyst at Morgan Stanley Dean Witter, referring to the continued deterioration in Hercules' financial performance, observed, "It just seems to get worse and worse" (March 23, 2000). Since that time, Hercules' performance has deteriorated even further; and

     o Just this past February, Hercules reported fourth quarter 2000 profit from operations of $68 million and a net loss of $6 million, or $0.05 per diluted share, excluding nonrecurring items. This result was in sharp contrast to Hercules' own projection (off more than 30%) given on October 26th, only two months before the end of the quarter, that fourth quarter profit from operations would be in the range of $100 million. The results also reflected a significant decline from Hercules' fourth quarter earnings per share of $0.46 in the previous year.

          HERCULES HAS DISREGARDED, IN OUR VIEW, THE INTERESTS OF ITS STOCKHOLDERS BY ERECTING A FORTRESS OF ANTI-TAKEOVER DEFENSES

         Hercules has erected over time a fortress of anti-takeover defenses, which include a poison pill, staggered board, interpretation of a Company Bylaw to require an affirmative vote of a majority of all outstanding shares for election of directors, "blank check" preferred stock, an 80% super majority vote requirement to amend certain Bylaws and charter provisions and approve certain merger transactions, and the ability to add directors without stockholder approval.

         Consider the following examples of how the Hercules Board has utilized these defenses in disregard, in our opinion, of the interests of its stockholders:

         (1) In October 2000, in order to increase our investment in the Company, we proposed to purchase 25 million additional shares of Hercules stock for $17.50 per share in cash, a premium of almost 50% over the closing price on the day before our Hercules share ownership was first publicly announced. Parenthetically, we made this offer at the same time we recommended that the Hercules Board entertain a sale of the Company. In so doing, we acknowledged that "Hercules shares should be worth more in a sale of the Company," and stated that the offer was an "expression of our confidence" in the proposed sale course of action and was designed to "provide those Hercules shareholders who wished to sell their shares now with an opportunity to do so at a 25% premium above the current market price." However, because of the Company's poison pill our offer required Board consent, and despite repeated requests that Hercules permit us to proceed, the Board refused to do so.

         You should know that the Hercules poison pill was adopted last August notwithstanding the fact that Hercules stockholders have in the past voiced their strong opposition to poison pills. In 1991, a non-binding proposal to redeem Hercules' then-existing poison pill, or submit it to a stockholder vote, was approved by stockholders. Despite this stockholder mandate, the Hercules Board never put the redemption of the poison pill to a definitive vote and refused to terminate the pill until three years later, allowing it to terminate only two years prior to its expiration.

         With regard to the poison pill currently in effect at the Company, which has a low 10% threshold, the Hercules Board rushed to adopt it last year, without stockholder approval, less than two weeks after ISP had publicly announced its ownership position in Hercules. When we later proposed a compromise whereby the poison pill would be amended to permit anyone, including ISP, to purchase up to 20% of the Company's outstanding shares (20% being a more customary threshold for Companies with poison pills), our proposal was rejected by the Board.

         In its proxy statement, Hercules cites studies conducted by J.P. Morgan & Co. in 1995 and 1997 that "show that companies with rights plans receive higher takeover premiums than those without such plans and that rights plans do not decrease the likelihood that takeover bids will be made or completed." An IRRC publication "Corporate Governance Service 2000 Background Report -- Poison Pills" published on March 6, 2000 discussed various poison pill studies and noted that "[s]ome observers downplay the importance of the various studies, saying that they provide generalized descriptions but that specific companies use pills differently - sometimes for management entrenchment" and that "some observers said their view of the studies depended in part on their view of those producing them." We believe that the critical point here is that because Hercules has reinstated its poison pill, its stockholders have been deprived of the right to decide whether or not to accept offers for their shares.

         (2) Similarly, Hercules' disregard for the interests of the Company's stockholders is demonstrated by a Hercules Bylaw which the Board claims requires an affirmative vote of the holders of a majority of all outstanding shares for the election of directors, instead of the greatest number of votes actually cast at the 2001 Annual Meeting (a plurality vote). This would mean, for example, that even if each ISP nominee receives 50,000,000 votes and each incumbent director receives 10,000,000 votes, the incumbents would retain their seats on the Board because our nominees would not have received a majority vote of approximately 108 million outstanding shares of Hercules common stock.

            AS THE COMPANY'S LARGEST STOCKHOLDER, WE ARE COMMITTED
               TO MAXIMIZING VALUE FOR ALL HERCULES STOCKHOLDERS

         ISP is the owner of more than 10.7 million shares of Hercules common stock and has an investment of $150 million at stake. Our interests are clearly aligned with yours. We want to maximize value for all Hercules stockholders. Two of our nominees, Messrs. Heyman and Kumar, are ISP's Chairman and its President and Chief Executive Officer, respectively, and accordingly have a strong interest in maximizing the value of Hercules shares. In contrast, the four incumbent nominee directors up for reelection this year have in the aggregate purchased at market value only approximately 10,000 shares.(2)

         We seek the opportunity for our nominees to participate constructively as directors, and particularly with respect to any sale process involving Hercules. We are not seeking to acquire or control the Company. Rather, our concern is to safeguard stockholder interests and help ensure that a sale be executed in an efficient and timely manner for the best price. In our view, the performance of the current Board and its continued maintenance of a wide variety of anti-takeover devices have not served the interests of the stockholders and raise serious question as to whether the incumbent directors can provide the best solution to the Company's problems. Their record speaks for itself.

            OUR NOMINEES WILL SEEK TO REMOVE ANTI-TAKEOVER DEVICES

         If elected, our nominees will urge the Hercules Board to remove the anti-takeover devices, which, in our view, threatens to disenfranchise your voting rights and prevent you from making your own decisions as to offers for your shares. Our nominees will seek, among other things, to:

     o redeem the poison pill rights plan adopted by the Hercules Board last year;

     o urge the Board to reverse the Company's position with regard to a Hercules Bylaw which it claims requires the affirmative vote of the holders of a majority of all outstanding shares for the election of directors;

     o present stockholders with the opportunity to opt out of Section 203 of the Delaware General Corporation Law (which generally prohibits certain business combination transactions with a beneficial owner of more than 15% of Hercules' voting stock for three years unless Hercules' Board has previously approved the business combination transaction or the initial 15% acquisition); and


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(2) The Hercules nominees own in the aggregate approximately 162,000 shares, having acquired approximately 152,000 shares through outright grants and Company subsidized stock purchases.